Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Consulting Agreement"), made this 28th day of August, 2018 (the “Effective Date”), is entered into by Charles River Laboratories, Inc., with its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (the "Company"), and Dr. Davide Molho (the "Consultant").

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Services. The Consultant agrees to use his best efforts to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company relating to the transition of his prior responsibilities (the “Services”). Unless otherwise agreed by the Company and Consultant, the Consultant will be available to provide such Services no less than an average of sixteen (16) hours per month during the Consulting Period.

2.Term. This Consulting Agreement shall take effect as of the Effective Date and shall continue through the period ending December 31, 2018 (such period being referred to as the “Consulting Period”), unless sooner terminated in accordance with the terms hereof.

3.    Compensation.
3.1    Consideration of Services. As full consideration for this Consulting Agreement, the Company has agreed to allow for the non-forfeiture of certain performance stock unit awards made to the Consultant during his period of employment with the Company prior to commencement of the Consulting Period, pursuant to a Letter Agreement signed contemporaneously with this Consulting Agreement (the “Letter Agreement”). The Consultant acknowledges and agrees that this constitutes full and fair consideration for his provision of Services. Consultant further acknowledges that (1) depending on, among other things, (i) the termination or expiration of this Consulting Agreement, (ii) Consultant’s choices and actions regarding disposition of any options and/or shares and (iii) external market conditions, there can be no assurance that he will be afforded any additional financial benefit from this Consulting Agreement; and (2) that the non-forfeiture and continued vesting of such awards does not create any employment relationship between the Company and the Consultant who remains, at all times, an independent contractor.

3.2    Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable expenses incurred or paid by the Consultant in connection with, or related to, the performance of the Services. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the company, of any such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $2,000 per month without the prior written approval of the Company.

3.3    Exclusion of Benefits. Except as provided in Section 3.1 above and in the Letter Agreement and contemporaneously signed Memorandum, or as expressly provided under the Company’s 2010 Charles River Corporate Officer Separation Plan, the Consultant shall not be entitled to any Company-provided benefits, coverages or privileges, including without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company; provided, however, the Company shall fully cover Consultant under its defense and indemnification policies for the Services.

4.    Termination.
4.1    This Consulting Agreement shall automatically terminate upon the occurrence of any of the following events:
(i)    the Consultant’s death;
(ii)    any fraud, intentional and material dishonesty, willful gross malfeasance, gross negligence or material and willful misconduct on the part of the Consultant in connection with his performance of the Services;
(iii)    the conviction of the Consultant of, or the entry of a pleading of guilty by the Consultant to, any crime involving moral turpitude or any felony; or
(iv)    effective upon written notice to the Consultant, in the event the Consultant breaches or threatens to breach any material provision of the Letter Agreement or any provision of the Non-Disclosure, Non-Solicitation and Non-Competition Agreement referenced therein, as amended (the “Non-Competition Agreement”) after providing written notice to Consultant of such alleged breach(es) and a reasonable opportunity to cure.

4.2    In the event of termination of this Consulting Agreement and/or the Consulting Period before December 31, 2018 for any of the reasons set forthin Section 4.1 (ii) through (iv) above only the consideration set forth in Section 3.1 above shall be affected; the Consultant shall otherwise maintain all vested equity and vested deferred compensation as set forth in applicable agreements and plans. In the event of termination of this Consulting Agreement and/or the Consulting Period before December 31, 2018 for the reason set forth in Section 4.1(i) above, the consideration set forth in Section 3.1 above shall remain in full force and effect and shall be paid to Consultant’s estate.

5.    Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not adversely interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company.

6.    Confidential Information. The Consultant will hold in strict confidence and will not use or disclose, except as set forth herein, any confidential or proprietary information of the Company or any customer of the Company. Confidential or proprietary information shall not include any information which becomes generally known or available to the public other than as a result of a disclosure by the Consultant. The

Consultant may disclose any such information to any or all employees, directors, officers, advisors or representatives of the Company, as the Consultant deems necessary or appropriate.

7.    Warranties and Acknowledgments.
7.1    Debarment. If applicable, Consultant warrants and certifies that he has not been debarred under Section 306 of the Federal Food, Drug and Cosmetic Act and will notify Company immediately upon commencement of any debarment investigation or proceeding against Consultant.

7.2    Performance of Services. Consultant warrants that the Services will be performed in accordance with all applicable laws.

7.3    Return of Company Property. Except as specifically set forth in the Memorandum, Consultant understands his obligation to, and agrees that he will, return all Company property and equipment in his possession or control on the date the Consulting Period is terminated or as soon thereafter as is practicable. Except as specifically set forth in the Memorandum, Company property and equipment includes, but is not limited to: all Company computer(s) and accessories, pager(s), cellular phone(s), entry cards, identification and/or security badges, keys, customer information, customer lists, employee lists, correspondence, proposals, reports, files, notes, contracts, drawings, records, business plans, financial information, specifications, computer-recorded information, software, tangible property, credit cards, calling cards, corporate credit cards, and all other materials of any kind which contain or embody any proprietary or confidential material of the Company (and all reproductions thereof). Consultant further agrees to cancel all accounts for Consultant’s benefit (if any) in the Company’s name including, but not limited to credit cards, telephone charge cards, cellular phone accounts, pager accounts and computer accounts.

8.    No Conflicting Agreements. Consultant represents and warrants that as of the Effective Date of this Consulting Agreement, Consultant has no conflicting third party agreements and Consultant will not enter into any third party agreements that would prevent or interfere with Consultant’s performance of his obligations hereunder. For absolute clarity, other than as set forth in the Non-Competition Agreement, nothing herein shall prevent Consultant from providing services for another entity.

9.    Independent Contractor Status. The Consultant shall perform all Services as an "independent contractor" and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

This Consulting Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company for any purpose. The Consultant have no authority (and shall not hold himself out as having authority) to bind the Company and the Consultant shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

10.    Notices. All notices required or permitted under this Consulting Agreement shall be in writing and shall be deemed effective upon deposit in the United States Post Office, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance this Section 10.

11.    Entire Agreement. This Consulting Agreement, together with the Memorandum, Letter Agreement and all documents appended to or referenced within all of the aforementioned documents, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Consulting Agreement. This Consulting Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant. For absolute clarity, nothing in this Consulting Agreement, together with the Memorandum, Letter Agreement and all documents appended to or referenced within all of the aforementioned documents, shall have any effect whatsoever on all of Consultant’s vested rights and benefits accrued to date under all equity, deferred compensation and/or retirement/pension agreements and plans.

12.    Governing Law. This Consulting Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts (regardless of its or any other jurisdiction's choice of law rules).

13.    Successors and Assigns. The obligations of the Consultant hereunder are personal and shall not be assigned by him. However, the Company may assign its rights and obligations under this Consulting Agreement.

14.    Miscellaneous.
14.1    No delay or omission by either party in exercising any right under this Consulting Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2    In the event that any provision of this Consulting Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement effective as of the Effective Date.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.	CONSULTANT
By: /s/ David P. Johst	/s/ Dr. Davide Molho
David P. Johst Corporate Executive Vice President, General Counsel & CAO	Dr. Davide Molho
August 28, 2018	August 28, 2018
Date	Date